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                                                            EXHIBIT NO. 10.8

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


                        DEFERRED COMPENSATION AGREEMENT

         AGREEMENT made this 9th day of June, 1994, between Briggs & Stratton Corporation (the "Company") and Frederick P. Stratton, Jr. (the "Executive").

         1. DEFERRAL OF COMPENSATION. This Agreement shall operate to defer, on an unfunded basis, compensation earned by the Executive as an employee of the Company for the company's fiscal year ending in 1995, to the extent that such compensation would otherwise be non-deductible under Section 162 (m) of the Internal Revenue Code, as amended from time to time. The amount deferred hereunder shall be paid to the Executive as soon as practicable following the Company fiscal year in which the executive terminates employment with the Company, such payment to be made in one lump sum, or in such other manner as may be agreed upon between the Executive and the Company's Nominating and Salary Personnel Committee of the Board. Such agreement, if any, must occur before the termination of employment by the Executive, or such payment shall be in a lump sum.

         2. DEATH OF EXECUTIVE. If the Executive dies prior to receiving all funds payable hereunder, the entire unpaid balance shall be paid in the same manner as provided for the Executive under the Company's Economic Value Added Incentive Compensation Plan.

         3. BINDING EFFECT. This Agreement has been approved by the Company's Board of Directors and its Nominating and Salaried Personnel Committee, and shall be binding and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

         4. MISCELLANEOUS. Amounts deferred hereunder shall be credited with interest on a book (unfunded) basis beginning on the last day of the Company fiscal year for which a deferral is made, and continuing thereafter at a rate equal to 80% of the prime rate made available to the best customers of Firstar Bank Milwaukee N.A., and adjusted and compounded annually as of the last day of each subsequent Company fiscal year until paid. Payment of deferrals hereunder shall be subject to tax or other withholding requirements as may be required by law. The Company's Board, or its Nominating and Salaried Personnel Committee, shall have the power to modify or terminate this Agreement, but only with consent of the Executive.

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         IN WITNESS WHEREOF, Briggs & Stratton Corporation has caused this
Deferred Compensation Agreement to be executed by its duly authorized Director and Frederick P. Stratton, Jr., together with his spouse, Anne Y. Stratton, hereunto have set their hands as of the date first above written.

                                             BRIGGS & STRATTON CORPORATION

                                             By: /s/ John L. Murray
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                                             John L. Murray
                                             Chairman, Nominating and
                                             Salaried Personnel Committee


                                             /s/ Frederick P. Stratton, Jr.
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                                               Frederick P. Stratton, Jr.


                                             /s/ Anne Y. Stratton
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                                             Anne Y. Stratton

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